Exhibit 99.1

RPC, Inc. Announces Leadership Transition

ATLANTA, May 17, 2022 - RPC, Inc. (NYSE: RES) today announced several changes within its senior leadership team and among its Board of Directors. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

The following changes to RPC’s Executive Officers and Board of Directors are effective immediately:

•	The transition of Richard A. Hubbell, President and Chief Executive Officer, to Executive Chairman of the Board of Directors;
•	The relinquishment by Gary W. Rollins of his position as RPC’s Non-Executive Chairman of the Board, while continuing as an RPC Director;
•	The promotion of Ben M. Palmer, Chief Financial Officer, to President and Chief Executive Officer, and his election by the Board as a Class I Director;
•	The appointment of Michael L. Schmit to Chief Financial Officer and Corporate Secretary.

“Our announcement today supports our enduring long-term goals of management continuity and focus as we continue to thrive in the U.S. domestic oilfield,” stated Richard A. Hubbell, Executive Chairman. “I am pleased to continue my long association with RPC and really look forward to continuing to work with our Board as we enter an exciting new phase in the oilfield. I also express my complete confidence in Ben as he takes on this new position.”

“I am excited to assume this new role at RPC,” stated Ben M. Palmer, President and Chief Executive Officer.” We have strong corporate and operational management teams with whom I have forged a productive working relationship over many years. RPC’s enduring traditions of conservative, shareholder-friendly capital management policies will continue. As Rick stated, we appear to be in the beginning stages of a favorable energy cycle, but as always in an industry as volatile as ours, we need to continue our conservative approach and a long-term orientation. We are also pleased to welcome Mike Schmit to our senior leadership team. Mike has a great deal of successful finance and accounting experience in public companies, including an international stint, business combination integration and financial management experience with a company exposed to the midstream energy sector, so we look forward to him joining RPC.”

RPC, Inc. Announces Leadership Transition

MANAGEMENT PROFILES

Richard A. Hubbell previously served as President of RPC, Inc. since 1987 and CEO since April 2005. He has also served as a Director of RPC. Mr. Hubbell is currently the Executive Chairman of the Board of Marine Products Corporation, and he previously served as President and Chief Executive Officer of Marine Products since its formation in 2001. Previously, Mr. Hubbell served as the Executive Vice President of Rollins Communications, Inc.

Ben M. Palmer previously served as Chief Financial Officer of RPC, Inc. since 1996 and as Corporate Secretary since 2018. Mr. Palmer is currently the President and Chief Executive Officer, and a Director of Marine Products Corporation. He previously served as Chief Financial Officer of Marine Products since its formation in 2001 and as Corporate Secretary since 2018. Prior to this, Ben held several positions in financial management and public accounting.

Michael L. Schmit joins RPC from SWM International, where he served as Chief Accounting Officer and Corporate Controller. Prior to that, he served as the Chief Accounting Officer and Corporate Controller of Chart Industries. Earlier in his career, Mike worked for other public companies and in public accounting, both in the U.S. and Australia. Mike holds a CPA certification as well as several other related professional designations. Effective today, he is also the Chief Financial Officer and Corporate Secretary of Marine Products Corporation.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, our belief that RPC is entering an exciting new phase in the oilfield, that we appear to be in the beginning stages of a favorable energy cycle, and that our volatile industry requires a conservative approach and long-term orientation. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, Such risks include changes in general global business and economic conditions, including the continued economic impact caused by the COVID-19 pandemic and fluctuations in prices of oil and natural gas; risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations due to changes in regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the actions of OPEC+ and the status of the war in Ukraine, which could impact drilling activity; adverse weather conditions in oil and gas producing regions; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2021, including the “Risk Factors” discussion contained therein.

RPC, Inc. Announces Leadership Transition

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
President and Chief Executive Officer	Vice President Corporate Services
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net